Deloitte Touche Tohmatsu Rua Nunes Machado, 68, The Five East Batel – 18º andar 80250-000 - Curitiba - PR Brasil Tel.: + 55 (41) 3312-1400 Fax: + 55 (41) 3312-1470 www.deloitte.com.br

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 26, 2023, relating to the financial statements of Companhia Paranaense de Energia - Copel and the effectiveness of Companhia Paranaense de Energia - Copel's internal controls over financial reporting, appearing in the Annual Report on Form 20-F/A of Companhia Paranaense de Energia - Copel, for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

July 26th, 2023

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes Ltda.

Curitiba, Brazil